Exhibit 99.1

Graphic Packaging Holding Company Elects Larry M. Venturelli Chairman

of the Board of Directors

ATLANTA, Ga., June 11, 2026 — Graphic Packaging Holding Company (NYSE: GPK) (the “Company” or “Graphic Packaging”), a global leader in sustainable consumer packaging, today announced that its Board of Directors has elected Larry M. Venturelli as Chairman of the Board, eﬀective today, following the Company’s Annual Meeting of Stockholders.

Mr. Venturelli succeeds Philip R. Martens, who is retiring from the Board after serving as a director since November 2013 and as Chairman since May 2016.

“On behalf of the Company and the entire Board, I want to thank Phil for his commitment and leadership during one of the most impactful periods in Graphic Packaging’s history,” said Robbert Rietbroek, President and Chief Executive Oﬃcer. “Graphic Packaging has greatly benefitted from Phil’s leadership, strategic perspective and substantial contributions throughout his tenure as Board Chair.”

Mr. Martens brought extensive global manufacturing and executive leadership experience to the Board, including from his prior service as President and Chief Executive Oﬃcer of Novelis Inc.

“It has been a privilege to serve Graphic Packaging through a period of significant growth and progress,” said Mr. Martens. “I am proud of what the Company has accomplished and confident in its future under Robbert’s leadership and with Larry as Chairman. Larry’s experience, judgment and understanding of the business make him well suited to guide the Board in its next chapter.”

Regarding Mr. Venturelli’s appointment, Mr. Rietbroek said, “Larry brings decades of global business experience to the Chair role, including deep manufacturing and consumer products expertise from industry-leading companies. I look forward to working closely with Larry as we continue executing our strategy to create long-term value for stockholders, customers and employees.”

Mr. Venturelli has been a member of the Company’s Board since 2016 and has served on its Nominating and Corporate Governance, Audit, and Compensation and Management Development Committees. He previously served as Executive Vice President and Chief Financial Oﬃcer at Whirlpool Corporation and held various executive roles at Whirlpool prior to his retirement.

“It is an honor and privilege to be appointed Chairman of the Graphic Packaging Board,” Mr. Venturelli said. “I look forward to working closely with my fellow Board members, Robbert and the executive team as we build on the Company’s strong foundation and advance its leadership in consumer packaging.”

About Graphic Packaging Holding Company

Graphic Packaging designs and produces consumer packaging made primarily from renewable or recycled materials. An industry leader in innovation, the Company is committed to reducing the environmental footprint of consumer packaging. Graphic Packaging operates a global network of design and manufacturing facilities serving the world’s most widely recognized brands in food, beverage, foodservice, household, and other consumer products. Learn more at www.graphicpkg.com.

Contact Information

Investors: Investor.Relations@Graphicpkg.com

Media: Comms@Graphicpkg.com

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